                                                                      EXHIBIT 99


[LOGO] United Bancorp, Inc.

P. O. BOX 10 - MARTINS FERRY, OHIO 43935 - Phone: 740/633-BANK  Fax:740/633-1448
We are United to Better Serve You

================================================================================
PRESS RELEASE
================================================================================
UNITED BANCORP, INC.

201 South 4th at Hickory Street, Martins Ferry, OH  43935

Contact:  James W. Everson              Randall M. Greenwood
          Chairman, President and CEO   Senior Vice President, CFO and Treasurer
Phone:    (740) 633-0445 Ext. 120       (740) 633-0445 Ext. 181
          ceo@unitedbancorp.com         cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE: 3:00 PM                       April 20, 2005

SUBJECT: UNITED BANCORP, INC. REPORTS FIRST QUARTER 2005 EARNINGS PER SHARE OF
         $0.22 AND DECLARES A CASH DIVIDEND OF 13 CENTS PER SHARE.

MARTINS FERRY, OHIO --- United Bancorp, Inc. (NASDAQ: UBCP), headquartered in Martins Ferry, Ohio reported earnings of $821,000 compared to $856,000 for the quarter ended March 31, 2005 and 2004, respectively. On a per share basis, basic earnings per share were $0.22 for the quarters ended March 31, 2005 and 2004. On April 20, 2005 the Board of Directors declared the second quarter dividend payment of 13 cents per share for shareholders of record on May 27, 2005, with a payment date of June 20, 2005. This dividend represents a projected annual dividend of 52 cents per share paid in 2005, an 8% increase over the 48 cents per share annual dividend paid in 2004. Earnings per share data for the 2004 quarter gives effect to the 10% stock spilt paid in the form of a dividend in December 2004.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer, of UBCP remarked, "First quarter earnings generated an annualized 0.83% return on average assets ("ROA") and an annualized 10.3% return on average equity ("ROE") compared to 0.90% ROA and 10.5% ROE for the same period in 2004". During the first quarter of 2005, the Company's core earnings increased $75,000. Core earnings improvements were driven by net interest income increasing 3.3% or $103,000 and service charges on depository accounts and other noninterest income increasing 5.5% or $29,000. The $35,000 decline in net earnings for the first quarter of 2005 compared to the same period in 2004 is attributable to an $81,000 after-tax reduction in cyclical gains on sale of loans and securities. The Company's realized gains from the sale of securities and loans totaled $9,000 for the quarter ended March 31, 2005 compared to $122,000 for the quarter ended March 31, 2004, a decrease of $113,000.

James W. Everson, Chairman, President & CEO, stated, "Our core earnings increased $75,000 in the first quarter of 2005 due to our continued expansion and growth of market share within the markets we serve. Additionally, although earnings are down $35,000 quarter to quarter, we can see the value of our continued stock repurchase plan has made since we are reporting the same earnings per share for both quarters. Our increase in core earnings is attributed to the continuing growth in loans which are up 8.6% comparing
March 31, 2005 to March 31, 2004. The focus of the affiliate banks' lending activities in the local markets they serve and credit quality is strong, as evidenced by a low 0.27% of net charge-offs to average loans. This level of net charge-offs to average loans of 0.27% for the first quarter of 2005 is near its lowest levels since the expansion of our Community Bank affiliate into Fairfield County in 2000."

The Annual Meeting of United Bancorp was held at 2:00 p.m. on Wednesday
April 20, 2005. Directors James W. Everson, John M. Hoopingarner,
Richard L. Riesbeck and Matthew C. Thomas were re-elected to a two-year term as Class of 2007. Those continuing to serve under previous election as Class of 2006 are Michael J. Arciello, Terry A. McGhee and L.E. Richardson. Following the Annual Meeting the Board of Directors appointed the following officers, James W. Everson, Chairman, President & Chief Executive Officer; Alan M. Hooker, Executive Vice President-Chief Administration Officer;
Scott A. Everson, Sr. Vice President-Chief Operating Officer; Randall M. Greenwood, Sr. Vice President-Chief Financial Officer & Treasurer; Norman F. Assenza, Jr., Vice President-Chief Compliance Officer & Secretary;
Michael A. Lloyd, Vice President-Chief Information Officer and James A. Lodes, Vice President-Chief Lending Officer.

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio and is a multi-bank holding company with total assets of approximately $396 million and total shareholder's equity of approximately $32 million as of March 31, 2005. Affiliates of UBCP include The Citizens Savings Bank and The Community Bank with seventeen banking offices, and an Operations Center located in Ohio serving Athens, Belmont, Carroll, Fairfield, Harrison, Hocking, Jefferson and Tuscarawas Counties. The Company trades on The Nasdaq SmallCap Market tier of the Nasdaq Stock Market under the symbol UBCP, Cusip #909911109.


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                     UNITED BANCORP, INC. MARTINS FERRY, OH
                                  Symbol "UBCP"


                                                        AT OR FOR THE QUARTER ENDED MARCH 31,           %
                                                              2005             2004                  CHANGE
                                                        ---------------- ----------------
EARNINGS
   Total interest income                                  $   5,222,684    $   5,027,449             3.88%
   Total interest expense                                     1,974,353        1,882,094             4.90%
                                                        ---------------- ----------------
   Net interest income                                        3,248,331        3,145,355             3.27%
   Provision for loan losses                                    144,000          139,500             3.23%
   Service charges on deposit accounts                          314,376          305,314             2.97%
   Net realized gains of sales on securities                      2,566          110,558           -97.68%
   Net realized gains on sale of loans                            6,478           11,516           -43.75%
   Other noninterest income                                     243,020          223,115             8.92%
   Total noninterest income                                     566,440          650,503           -12.92%
   Total noninterest expense                                  2,620,322        2,567,486             2.06%
   Income tax expense                                           229,500          232,900            -1.46%
                                                        ---------------- ----------------
   Net income                                             $     820,949    $     855,972            -4.09%
PER SHARE
   Earnings per common share - Basic                      $        0.22    $        0.22             0.00%
   Earnings per common share - Diluted                             0.22             0.22             0.00%
   Cash Dividends paid                                             0.13             0.12             8.33%
   Book value (end of period)                                      8.41             8.73            -3.67%
SHARES OUTSTANDING
   Average - Basic                                            3,788,143        3,828,480              ---
   Average - Diluted                                          3,797,394        3,851,885              ---
AT QUARTER END
   Total assets                                           $ 395,778,268    $ 384,410,818             2.96%
   Total assets (average)                                   394,029,000      380,297,000             3.61%
   Other real estate and repossessions                          888,207          820,731             8.22%
   Gross loans                                              218,677,565      201,456,215             8.55%
   Non-performing loans                                       1,003,167          222,000           351.88%
   Average loans                                            217,363,000      201,875,000             7.67%
   Securities and other restricted stock                    150,588,043      155,078,351            -2.90%
   Shareholders' equity                                      31,956,314       33,341,239            -4.15%
   Shareholders' equity (average)                            31,843,000       32,657,000            -2.49%
STOCK DATA
   Market value - last close (end of period)              $       14.24    $       14.22             0.14%
   Dividend payout ratio                                         59.09%           54.54%             8.34%
   Price earnings ratio                                           16.18 x          16.10 x           0.51%
KEY PERFORMANCE RATIOS
   Return on average assets (ROA)                                 0.83%            0.90%            -7.40%
   Return on average equity (ROE)                                10.31%           10.48%            -1.60%
   Net interest margin (FTE)                                      3.83%            3.80%             0.79%
   Interest expense to average assets                             2.00%            1.98%             1.23%
   Total allowance loan losses
     to nonperforming loans                                     298.48%          315.71%            -5.46%
   Total allowance loan losses
     to total loans                                               1.37%            1.38%            -0.72%
   Nonperforming loans to total loans                             0.46%            0.11%           317.04%
   Nonperforming assets to total assets                           0.48%            0.27%            77.78%
   Net charge-offs to average loans                               0.27%            0.33%           -18.18%
   Equity to assets at period end                                 8.07%            8.67%            -6.87%


The information contained in this press release contains forward-looking statements regarding expected future performances which are not historical facts and which involve risk and uncertainties. Actual results and performance could differ materially from those contemplated by these forward-looking statements. In order to comply with securities regulations and to treat all investors fairly, we will not disclose material non-public information to any shareholder. However, if a question recurs or raises an issue which we have not addressed in our public releases, we will consider including the information in our next public release. Please note that we do not hold conference calls, and that we do not intend to do so in the future.